CONSULTANT AGREEMENT

This Agreement (the “Agreement”) is made in New York, New York as of November 29, 2006 by and between Neuro-Hitech, Inc., One Penn Plaza, Suite 1503, New York, New York 10119 (“NHI”), and D.F. Weaver Medical, Inc., with a principle place of business at 11 Falcon Pl, Halifax, Nova Scotia B3M 3R4, Donald F. Weaver, Principal Consultant (“Consultant”). The Agreement shall become effective as of the closing of the Merger (defined below).

Consultant has previously entered into a Consultant Agreement with Q-RNA, Inc. (the “Prior Agreement”). NHI is acquiring Q-RNA, Inc. by merger (the “Merger”), and in connection with the closing of the Merger NHI desires to retain the Consultant to perform services for NHI. Consultant is willing to perform such services pursuant to the terms and conditions hereof.

THEREFORE, NHI and Consultant hereby agree as follows:

1. Engagement. NHI retains Consultant to perform services outlined and summarized in the work Summary, attached hereto as an Appendix A, and to the extent the Appendix A is consistent with the terms of this agreement, it is incorporated herein. Consultant hereby accepts such engagement and shall perform such services in a timely manner under the general supervision of NHI. The Consultant shall take general direction from the individual or individuals identified as contact persons in the Appendix A, or other designated NHI employee(s). Services will be performed by Consultant at NHI facilities or at such place as is designated by NHI. The services are to be performed during normal business hours, unless otherwise specified.

2. Compensation and Hours.

(a) In full consideration of the completion of work or services under this agreement, NHI or its appointed agent, shall:

(i) pay Consultant a fee, in accordance with the payment schedule, if any, specified in Appendix A. Such fee shall cover all ancillary expenses, such as office supplies and secretarial expenses. Consultant shall submit a Statement of Services to NHI at the end of each month (or such other period as may be agreed to by the parties) setting forth the tasks performed, the person(s) for whom such tasks were performed, and specifying the fees due with respect thereto. In addition and as appropriate Consultant may be required to submit supporting documents. NHI agrees to remit payment to Consultant within thirty (30) days of receipt of such statement, unless otherwise agreed.

(ii) grant Consultant an option to purchase 500,000 shares of NHI’s common stock upon the closing of the Merger pursuant to the Company’s stock option plan. Such option shall have an exercise price equal to the closing price for the NHI common stock as reported on the OTC Bulletin Board on the business day prior to the closing of the Merger, shall have a term of fifteeen years, shall include the vesting terms set forth in Appendix B and otherwise shall be in the form of Appendix B.

(b) In a typical year, it is expected that NHI would require two (2) days per quarter or eight (8) days per year of Consultant’s time. However, NHI will limit its requests for Consultant’s services to a maximum of no more than twenty (20) days per year.

3. Term, Notice and Termination. The term of this Agreement shall begin on the Effective Date and shall continue until the Termination Date specified in the Appendix A. This Agreement may be terminated by NHI, at any time upon reasonable notice, not to exceed thirty days. This Agreement may be terminated by Consultant in the event of a breach of a material term of the Agreement by NHI or by written notification as stipulated in Appendix A. This Agreement may be terminated immediately if mutually agreed upon by both the Consultant and NHI. Termination of the Agreement does not relieve Consultant of obligations under Paragraphs 5, 6 and 7. In the event of termination by NHI, NHI shall reimburse Consultant for non-cancellable charges and expenses incurred by Consultant. In no event shall NHI be liable for indirect, consequential or punitive damages.

4. Status. Consultant acknowledges and agrees that as a contractor for NHI, Consultant is not considered an employee of NHI under any federal, state, or local law and is not entitled to any benefits or privileges given or extended by NHI to its employees.

5. No Conflict. Any activities the Consultant undertakes with third parties shall not conflict with work performed for NHI. Consultant represents and warrants that Consultant has authority to make any disclosure of information which NHI receives hereunder.

6. Confidentiality. During the term of this Agreement certain proprietary information may be acquired by Consultant, and during the term of the Prior Agreement certain proprietary information may have been acquired by Consultant (collectively, the “Information”). The Information is valuable to the Consultant and allows the Consultant to perform services or bid on services to be performed for NHI. Consultant shall use the Information solely for the purposes set forth herein and shall not disclose the Information, or any part thereof, to any third party except to the extent necessary to perform services for NHI. All Information, including but not limited to, documents, drawings, technical information, sketches, designs, business information, employee and customer lists, vendors, suppliers, distributors, and marketing plans, furnished to Consultant by NHI or Q-RNA shall remain the property of NHI and shall be returned to NHI promptly at its request, together with any and all copies made thereof by Consultant.

No obligation shall be imposed on Consultant with respect to any Information which:

(a) at or before the time of disclosure is, or becomes through no act or omission of Consultant, part of the public domain;

(b) was known, as shown by independently verifiable written records, to Consultant at or prior to disclosure to Consultant, provided that such knowledge was not gained from third parties through breach of confidentiality obligation;

(c) is subsequently disclosed to Consultant by a third party having no obligation of confidentiality with respect to the Information; or

(d) is required to be disclosed by any governmental, judicial or administrative proceeding, provided that Consultant will take reasonable precautions to notify NHI of such disclosure prior to the event.

7. Disclosure, Assignment of Intellectual Property. In consideration of the disclosure of certain proprietary information by NHI to Consultant, Consultant agrees, during the term of this Agreement and thereafter, to promptly report and disclose to a representative of NHI, all inventions, ideas, technical improvements, and other valuable information, and all literary, artistic, compositional works, industry reports, programs, manuals, tapes, card decks, blueprints, listings, discussions and other programming documentation (hereinafter collectively termed “Intellectual Property”) made or conceived in the performance of work or services under this Agreement. All such Intellectual Property shall be owned exclusively by NHI, as a work made for hire in the case of copyrightable material, NHI shall own the material and the copyrights. Consultant shall assign to NHI Consultant’s entire interest in such Intellectual Property, and upon NHI’s request, shall execute and deliver all papers and documents which NHI may deem appropriate in order to effect such assignment. Consultant will assist NHI in the drafting and filing of all papers and applications reasonably necessary for perfection of NHI’s right in such Intellectual Property. Consultant will be compensated at the specified hourly rate for such assistance. There shall be no restriction on NHI’s right to use, disclose, or otherwise deal with the information, data or services provided by Consultant.

For clarification, any Intellectual Property developed by or under the direction of Dr. Donald Weaver, under a Research Agreement between either Queen’s University or Dalhousie University and NHI, shall be owned and managed in accordance with the terms of that Research Agreement. The Research Agreement will take precedence should there be conflict between this Agreement and the Research Agreement. For further clarification, any Intellectual Property that is dominated by Intellectual Property created during this Agreement which is subject of a License Agreement between Parteq Innovations and NHI or that falls under the scope of Intellectual Property licensed by Parteq to NHI, will be owned by Queen’s University or Dalhousie University as the case may be, and made available under the existing license agreement.

8. Safety Requirements. Consultant shall take all necessary and reasonable precautions to prevent the occurrence of any injury to persons or property during the performance of services hereunder, including those precautions that NHI personnel direct or impose. NHI shall have no liability to Consultant, and Consultant shall hold NHI harmless in respect to Consultant, Consultant employee or third party injuries, deaths, losses and damages which occur as a result of Consultant performing under this Agreement.

9. Compliance with Laws and Regulations. Consultant shall comply with applicable provisions of Federal U.S.A., Canadian, State, Provincial and Local laws and regulations in the performance of services hereunder, including but not limited to, the laws of the United States and Canada relating to export, the Fair Labor Standard Act and Non-discrimination.

10. NHI’s Rights to Proceed. NHI shall have the right to proceed directly against Consultant for any breach of the Consultant’s obligations under Paragraphs 5, 6 and 7. Consultant acknowledges that a breach of Consultant’s obligations under Paragraphs 5, 6 and 7 will cause NHI irreparable harm and entitles NHI to immediate injunctive relief.

11. Delivery Schedule. Time is of the essence. It is Consultant’s responsibility to comply with times for the delivery of services, documents and information. NHI’s failure to deliver services, documents and information on time shall add to any other delays. Consultant’s failure to deliver services and/or product in accordance with the delivery schedule shall allow NHI to terminate immediately without notice.

12. Non-Assignment. Assignment of this Agreement or any interest herein or any payment due or to become due hereunder, without the written consent of the other party, shall be void and of no effect and may, at the option of the non-assigning party, render this Agreement void.

13. Waiver of Liability. NHI will not be liable to Consultant for any personal injuries or property damage sustained by Consultant in performance of services hereunder. Consultant shall hold NHI harmless from all liability for personal injuries or property damage directly related to the performance of contracted services unless NHI is negligent.

14. Miscellaneous. This Agreement represents the entire understanding of the parties, and no other prior or contemporaneous writings will be considered part of this Agreement. In particular, this Agreement supersedes the Prior Agreement, except to the extent that Sections 7, 8, 10 and 13 of the Prior Agreement continue in effect by their terms. Modifications of this Agreement must be made in writing, and signed by the party against whom enforcement is sought. This Agreement shall be construed under the laws of the state of New York, New York, U.S.A. If any of the provisions of this Agreement are found to be unenforceable, void, or illegal, the surviving provisions shall remain valid and in effect.

In Witness Whereof the Parties have executed this Agreement in duplicate counterparts as of the date first written above.

Consultant

D.F. Weaver Medical, Inc.
By: /s/ Donald F. Weaver
Donald F. Weaver, M.D., Ph.D.

Neuro-Hitech, Inc.

By: /s/ Reuben Seltzer
Chief Executive Officer

Appendix A

Consultant: The Consultant’s services shall be furnished by Donald F. Weaver, M.D., Ph.D.

Project Effective Date: The project effective date shall be the Effective Date of the Agreement to which this Appendix is attached.

Project Term, Renewal and Termination Date: Project term shall be one year from Effective Date and renewable annually and automatically unless one party indicates a desire to terminate the relationship. Termination notification shall be given by Consultant 30 days prior to Termination Date.

Payment to Contractor: The Company shall pay Consultant US$1,000 per day of consulting, pro rata as appropriate for services actually performed. Consultant shall receive instruction and direction as to the subject matter and time of the work to be performed. Reasonable and customary out of pocket expenses incurred by the Consultant shall be reimbursed. Expenses in amounts greater than US$500 require prior approval of NHI.

Specify support documentation necessary: Consultant shall submit one or more invoices for work actually performed. Such invoices shall describe the services performed and the time charges associated with such work.

Contact persons (NHI):

Reuben Seltzer & L. William McIntosh - for administrative, licensing, and other business matters

Summary of work to be performed: To serve as a member on NHI’s Scientific Advisory Board (SAB) and on an “as requested” basis consult with NHI on matters pertaining to the research and development of products owned or licensed by NHI. In addition, to serve as the overall coordinator and administrator of any formal licensing, sponsored research or other agreements as executed by NHI with Queens University, PARTEQ Innovations and Dalhousie University. NOTE: Any formal licensing, sponsored research agreements for and between NHI and Dr. Donald F. Weaver, Queens University, PARTEQ Innovations and Dalhousie University shall supersede any provisions of this Agreement.

Approved:

D.F. Weaver Medical, Inc.

By: /s/ Donald F. Weaver
Donald F. Weaver, M.D., Ph.D.

Appendix B

Vesting Term:

Milestone	Per Cent

PTO allows/issues first of anti-amyloid patent applications	15.0%	75,000

IND for any anti-amyloid compound approved by FDA	15.0%	75,000

Completion of Phase II trial of first anti-amyloid compound	15.0%	75,000

Completion of Phase III trial of first anti-amyloid compound	15.0%	75,000

For each successful year completed of Sponsored Research Agreement
Year 1 July 2005 - June 2006	10.0%	50,000
Year 2 July 2006 - June 2007	10.0%	50,000
Year 3 July 2007 - June 2008	10.0%	50,000
Year 4 July 2008 - June 2009	10.0%	50,000

TOTAL	100.0%

Approved:

D.F. Weaver Medical, Inc.

By: /s/ Donald F. Weaver
Donald F. Weaver, M.D., Ph.D.